Exhibit 99.1
FOR IMMEDIATE RELEASE
For more information, contact:
Nancy Shipp, (Investors) 206.388.3136
bluenileir@bluenile.com
John Baird, (Media) 206.336.6755
johnb@bluenile.com
Blue Nile Announces Second Quarter Financial Results
Blue Nile Reports Q2 Net Sales of $43.8 Million, up 25.1% from Prior Year
Achieves Q2 Earnings Per Diluted Share of $0.15
Announces $6.3 Million in Q2 Share Repurchases
SEATTLE, August 2, 2005 — Blue Nile, Inc. (Nasdaq: NILE) reported financial results for its second quarter ended July 3, 2005.
Blue Nile reported the following highlights for the quarter:
•	Second quarter net sales totaled $43.8 million, compared to net sales of $35.0 million in the second quarter of 2004, an increase of 25.1%.
•	Net income in the second quarter increased 49.9% to $2.8 million, or $0.15 per diluted share, from $1.9 million, or $0.11 per diluted share, in the prior year.
•	The Company repurchased approximately $6.3 million, or 223,200 shares, of its common stock during the quarter.
•	The Company raised its financial guidance for the full year 2005.
“We delivered strong sales and earnings growth for the second quarter,” said Mark Vadon, Chief Executive Officer. “Our financial performance reflects outstanding execution across our business, the appeal of our brand among consumers, and the strength of our competitive position.”
Mr. Vadon added, “As we look ahead to the second half of 2005, we are confident in our ability to achieve our goals. We are focused on expanding our market share and on further extending our leadership position in online diamond and jewelry retailing. We remain committed to providing an exceptional customer experience while delivering strong profitability to our shareholders.”

Other Financial Highlights
•	Cash and marketable securities totaled $81.4 million at July 3, 2005.
•	Gross profit for the second quarter was $10.0 million, compared to $7.9 million in the second quarter of 2004, an increase of 26.0%. Gross profit as a percentage of net sales was 22.8% in the quarter versus 22.6% in the prior year period.
•	Selling, general and administrative expenses increased 20.9% in the second quarter of 2005 from $5.1 million to $6.2 million, reflecting the Company’s increase in net sales, additional administrative expenses required as a public company and increased marketing expenses. As a percentage of net sales, selling, general and administrative expenses were 14.1%, compared to 14.6% in the second quarter of 2004.
•	For the trailing twelve month period ended July 3, 2005, non-GAAP free cash flow was $19.9 million, compared to $12.2 million in the prior year, an increase of 62.8%. Net cash provided by operating activities for the trailing twelve month period ended July 3, 2005 was $21.6 million, compared to $15.4 million in the prior year.
•	Capital expenditures in the second quarter of 2005 totaled $189,000, compared to $323,000 in the second quarter of 2004.
Financial Guidance
The following forward-looking statements reflect Blue Nile’s expectations as of August 2, 2005.
Expectations for the Third Quarter ending October 2, 2005:
•	Third quarter net sales are expected to be between $40.5 million and $42.5 million.
•	Net income is expected to be $0.10 to $0.11 per diluted share.
Updated expectations for the Full Year ending January 1, 2006:
•	Net sales are expected to be between $205.0 million and $212.0 million.
•	Net income is expected to be in a range of $0.69 to $0.73 per diluted share.
•	The effective tax rate for the full year 2005 is expected to be approximately 36.0%.
•	Capital expenditures are expected to be between $1.5 million and $2.0 million.
Blue Nile will begin expensing stock options, in accordance with the SEC’s guidelines related to the implementation of Statement of Financial Accounting Standards No. 123R, “Share Based Payment”, in the first fiscal quarter of 2006.

Forward-Looking Statements
This press release contains forward-looking statements that include risks and uncertanties, including, without limitation, all statements related to future financial performance, anticipated effective tax rate, anticipated capital expenditures and plans to grow our business and build our brand. Words such as “expect,” “anticipate” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon our current expectations. Forward-looking statements involve risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to our fluctuating operating results, seasonality in our business, our ability to acquire products on reasonable terms, our online business model, demand for our products, the strength of our brand, competition, our ability to fulfill orders and other risks detailed in our filings with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the quarter ended April 3, 2005 and our Annual Report on Form 10-K for the year ended January 2, 2005. Additional information will also be set forth in our Quarterly Report on Form 10-Q for the quarter ended July 3, 2005, which will be filed with the Securities and Exchange Commission in August 2005. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and Blue Nile undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.
Conference Call
Company management will be holding a conference call to discuss its second quarter 2005 financial results on August 2, 2005 at 5:00 p.m. ET/2:00 p.m. PT. A live webcast of the conference call may be accessed at http://investor.bluenile.com. Following the completion of the call, a recorded replay of the webcast will be available for 30 days at the same Internet address. This call will contain forward-looking statements and other material information regarding the Company’s financial and operating results. In the event that any Non-GAAP financial measure is discussed on the conference call that is not described in this release, related complementary information will be made available at http://investor.bluenile.com as soon as practicable after the conclusion of the conference call.

Non-GAAP Financial Measure
To supplement Blue Nile’s consolidated financial statements, presented in accordance with generally accepted accounting principles (GAAP), Blue Nile uses non-GAAP free cash flow as a measure of certain components of financial performance. Blue Nile’s management does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.
Blue Nile’s management believes that non-GAAP free cash flow provides meaningful supplemental information regarding liquidity and that both management and investors benefit from referring to this non-GAAP measure in assessing the performance of Blue Nile. Further, management believes that the inclusion of the non-GAAP free cash flow calculation provides consistency in Blue Nile’s financial reporting and comparability with similar companies in Blue Nile’s industry. Investors should note, however, that the non-GAAP financial measures used by Blue Nile may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as that of other companies. Whenever Blue Nile uses such a non-GAAP financial measure, it provides a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure.
A reconciliation of differences of non-GAAP free cash flow from the comparable GAAP measure of net cash provided by operating activities is as follows (in thousands):

	Twelve months ended	Twelve months ended
	July 3, 2005	July 4, 2004
Net cash provided by operating activities	$21,643	$15,395
Purchases of fixed assets, including internal-use software and website development	$(1,754)	$(3,175)

Non-GAAP free cash flow	$19,889	$12,220

About Blue Nile, Inc.
Blue Nile (www.bluenile.com) is a leading online retailer of high quality diamonds and fine jewelry. The Blue Nile web site showcases over 55,000 independently certified diamonds and more than 1,000 styles of fine jewelry, including rings, wedding bands, earrings, necklaces, pendants, bracelets and watches.

BLUE NILE, INC.
Condensed Consolidated Balance Sheets

	July 3,	January 2,
	2005	2005
	(Unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$31,489	$59,499
Restricted cash	119	—
Marketable securities	49,821	41,868

Total cash and marketable securities	81,429	101,367
Accounts receivable	656	760
Inventories	8,849	9,914
Deferred income taxes	7,021	8,442
Prepaids and other current assets	1,197	1,046

Total current assets	99,152	121,529
Property and equipment, net	3,431	3,916
Intangible assets, net	368	385
Deferred income taxes	1,472	2,475
Other assets	77	77

Total assets	$104,500	$128,382

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$18,150	$37,775
Accrued liabilities	2,755	5,713
Current portion of deferred rent	207	203

Total current liabilities	21,112	43,691
Deferred rent, less current portion	953	1,071
Commitments and contingencies
Stockholders’ equity:
Common stock	19	18
Additional paid-in capital	105,276	104,684
Deferred compensation	(696)	(929)
Accumulated other comprehensive loss	(2)	(2)
Accumulated deficit	(14,120)	(19,515)
Treasury stock	(8,042)	(636)

Total stockholders’ equity	82,435	83,620

Total liabilities and stockholders’ equity	$104,500	$128,382

Note:	The balance sheet at January 2, 2005 has been derived from the audited financial statements at that date.

BLUE NILE, INC.
Condensed Consolidated Statements of Operations

	Quarter Ended		Year To Date Ended
	July 3,	July 4,	July 3,	July 4,
	2005	2004	2005	2004
	(Unaudited)		(Unaudited)
	(in thousands, except per share data)		(in thousands, except per share data)

Net sales	$43,826	$35,022	$87,942	$70,806
Cost of sales	33,836	27,095	68,265	54,667

Gross profit	9,990	7,927	19,677	16,139

Selling, general and administrative expenses	6,184	5,111	12,307	10,419

Operating income	3,806	2,816	7,370	5,720

Other income (expense) net:
Interest income	559	97	1,060	139
Other income	—	14	—	38

	559	111	1,060	177

Income before income taxes	4,365	2,927	8,430	5,897

Income tax expense	1,572	1,063	3,035	2,129

Net income	$2,793	$1,864	$5,395	$3,768

Basic net income per share	$0.16	$0.18	$0.30	$0.51

Diluted net income per share	$0.15	$0.11	$0.29	$0.22

Shares used for computation:
Basic	17,625	10,388	17,688	7,329
Diluted	18,650	17,616	18,726	17,021

BLUE NILE, INC.
Condensed Consolidated Statements of Cash Flows

	Year to Date Ended
	July 3,	July 4,
	2005	2004
	(Unaudited)
	(in thousands)
Operating activities:
Net income	$5,395	$3,768
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	835	734
Loss on disposal of assets	10	—
Stock-based compensation	169	188
Deferred income taxes	2,883	2,017
Changes in assets and liabilities:
Receivables, net	104	326
Inventories	1,065	3,523
Prepaid expenses and other assets	(151)	(748)
Accounts payable	(19,625)	(12,502)
Accrued liabilities	(2,958)	(1,486)
Deferred rent	(114)	(99)

Net cash used in operating activities	(12,387)	(4,279)

Investing activities:
Purchases of property and equipment	(346)	(425)
Proceeds from the sale of property and equipment	5	—
Purchases of marketable securities	(71,955)	(15,928)
Proceeds from the sale of marketable securities	64,000	—
Transfers of restricted cash	(119)	340

Net cash provided by investing activities	(8,415)	(16,013)

Financing activities:
Proceeds from sale of common stock, net of issuance costs	—	42,493
Repurchase of common stock	(7,406)	—
Proceeds from warrant and stock option exercises	198	62

Net cash (used in) provided by financing activities	(7,208)	42,555

Net decrease in cash and cash equivalents	(28,010)	22,263

Cash and cash equivalents, beginning of period	59,499	30,383

Cash and cash equivalents, end of period	$31,489	$52,646